Exhibit 99.01

NEWS RELEASE – August 21, 2007

For more information:

Ken Golden

Director, Strategic Public Relations

Deere & Company

309-765-5678

Clayton M. Jones, Rockwell Collins Chairman, President and CEO, elected to Deere & Company Board of Directors

MOLINE, Illinois (August 21, 2007) – Deere & Company announced today that its board of directors has elected Clayton M. Jones to the board, effective August 28, 2007. Since June 2002, Clay Jones has served as chairman, president and chief executive officer of Rockwell Collins, which is headquartered in Cedar Rapids, Iowa, and is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications.

“Clay leads a premiere technology company headquartered in the U.S. Midwest that develops exceptional employee talent to meet the exacting requirements of customers all around the world. John Deere is fortunate that Clay has agreed to join the Deere & Company Board of Directors,” said Robert W. Lane, Deere & Company’s chairman and chief executive officer.

 “Clay has distinguished himself as a corporate leader in commercializing advanced technology. His deep understanding of public policy formation and how it is impacted by global developments and scientific advancement will further strengthen the Deere & Company Board of Directors.”

Jones has a notable record of leadership at Rockwell Collins, where he was elected chairman in 2002; named president and chief executive officer in 2001; and had served as senior vice president of Rockwell International.

He also has served as vice president and general manager of the Collins Air Transport Division and as corporate senior vice president of Government Operations and International in Washington, D.C., where he represented all Rockwell businesses to international and domestic customers. In 1982, he was sponsored by Rockwell to serve a fellowship in a White House Executive Exchange program.

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Jones serves as a director on the Board of the Unisys Corporation. He also serves on the Board of Directors of the General Aviation Manufacturers Association, the Smithsonian National Air and Space Museum, and on the Board of Governors of the Aerospace Industry Association. In addition, Jones is a member of The Business Council and the President’s National Security Telecommunications Advisory Committee. He is an Honorary Fellow of the American Institute of Aeronautics.

A native of Nashville, Tennessee, Jones joined Rockwell International in 1979 after serving 8 years in the U.S. Air Force as a fighter pilot. Jones holds a bachelor’s degree from the University of Tennessee and a master’s degree in business administration from George Washington University.

The Deere Board has elected Jones to serve on its compensation and pension plan oversight committees. The Deere & Company Board of Directors will now total 13 members, 12 of whom are independent with the addition of Jones. They include:

•                  Crandall C. Bowles, Chairman, Springs Industries, Inc.;

•                  Vance D. Coffman, Retired Chairman, Lockheed Martin Corporation;

•                  T. Kevin Dunnigan, Retired Chairman, Thomas & Betts Corporation;

•                  Chad Holliday, Chairman and Chief Executive Officer, DuPont;

•                  Dipak C. Jain, Dean, Kellogg School of Management, Northwestern University;

•                  Arthur L. Kelly, Managing Partner, KEL Enterprises L.P.;

•                  Antonio Madero B., Chairman and Chief Executive Officer, SANLUIS Corporación S.A. de C.V.;

•                  Joachim Milberg, Chairman, Supervisory Board, Bayerische Motoren Werke (BMW) AG;

•                  Richard B. Myers, Retired Chairman of the U.S. Joint Chiefs of Staff;

•                  Thomas H. Patrick, Chairman, New Vernon Capital, LLC; and

•                  Aulana L. Peters, Retired Partner, Gibson, Dunn & Crutcher LLP.

John Deere (Deere & Company - NYSE: DE) is the world’s leading provider of advanced products and services for agriculture and forestry and a major provider of advanced products and services for construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

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